Exhibit 10.1

THIRD AMENDMENT TO CHAIRMAN SERVICES AGREEMENT

This Third Amendment to Chairman Services Agreement (“Amendment”) is made by and between MYnd Analytics, Inc. (hereinafter “MYnd”) and Robin Smith MD, MBA (hereinafter “Advisor”) is effective as of May 30, 2019 (the “Effective Date”).

On or about July 14, 2017, Advisor and Mynd entered into the above Chairman Services Agreement for services.

The above Chairman Services Agreement shall be amended as follows:

The Parties hereby agree that upon the completion of the transaction with Emmaus Life Sciences, Inc., the Advisor shall be entitled to $150,000 dollars, as a bonus, to be paid by wire transfer upon shareholder approval for the transaction. In the event the transaction does not close the money will be returned to the company.

In addition, the Parties hereby agree the Chairman Services Agreement will automatically terminate on the closing date of the transaction without penalty to either party of the completion of the transaction with Emmaus Life Sciences, Inc.

Except as expressly modified by this Amendment, the Agreement shall be and remain in full force and effect in accordance with its terms and shall constitute the legal, valid, binding and enforceable obligations to the parties. This Third Amendment and the Agreement including any written amendments thereto), collectively, are the complete agreement of the patties and supersede any prior agreements or representations, whether oral or written, with respect thereto.

Agreed and Accepted:

Date:		Date: May 29, 2019

Advisor		MYnd Analytics, Inc.

By:	/s/ Robin L. Smith	By:	/s/Don D’ Ambrosio
	Robin L. Smith MD, MBA		Don D’Ambrosio, CFO